Exhibit 99.2

SLM CORPORATION
SUPPLEMENTAL FINANCIAL INFORMATION
SECOND QUARTER 2005
(Dollars in millions, except per share amounts)

The following supplemental information should be read in connection with SLM Corporation’s (the “Company”) press release of second quarter 2005 earnings, dated July 21, 2005.

Statements in this Supplemental Financial Information release, which refer to expectations as to future developments, are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements contemplate risks, uncertainties and other factors that may cause the actual results to differ materially from such forward-looking statements. Such factors include, among others, changes in the terms of student loans and the educational credit marketplace arising from the implementation of applicable laws and regulations and from changes in such laws and regulations; changes in the demand for educational financing or in financing preferences of educational institutions, students and their families; and changes in the general interest rate environment. For more information, see our filings with the Securities and Exchange Commission (“SEC”).

Definitions for capitalized terms in this document can be found in the Company’s 2004 Form 10-K filed with the SEC on March 16, 2005.

RESULTS OF OPERATIONS

The following table presents the statements of income for the quarters ended June 30, 2005, March 31, 2005, and June 30, 2004 and for the six months ended June 30, 2005 and 2004.

Statements of Income

	Quarters ended			Six months ended
	June 30, 2005	March 31, 2005	June 30, 2004	June 30, 2005	June 30, 2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest income:
Federally insured student loans	$793	$699	$492	$1,492	$961
Private Education Loans	127	130	77	257	153
Other loans	20	20	18	40	37
Cash and investments	54	62	52	116	96
Total interest income	994	911	639	1,905	1,247
Interest expense	664	564	307	1,228	593
Net interest income	330	347	332	677	654
Less: provisions for losses	79	47	28	126	68
Net interest income after provisions for losses	251	300	304	551	586
Other income:
Gains on student loan securitizations	262	50	198	312	312
Servicing and securitization revenue	150	143	124	293	261
Gains (losses) on derivative and hedging activities, net	(106)	(34)	386	(140)	269
Guarantor servicing fees	26	33	23	58	58
Debt management fees and collections revenue	124	121	70	245	150
Other	56	61	69	118	127
Total other income	512	374	870	886	1,177
Operating expenses	288	262	206	550	415
Income before income taxes and minority interest in net earnings of subsidiaries	475	412	968	887	1,348
Income taxes(1)	176	187	353	363	442
Income before minority interest in net earnings of subsidiaries	299	225	615	524	906
Minority interest in net earnings of subsidiaries	2	2	—	4	—
Net income	297	223	615	520	906
Preferred stock dividends	4	3	3	7	6
Net income attributable to common stock	$293	$220	$612	$513	$900
Diluted earnings per common share(2)	$.66	$.49	$1.29	$1.15	$1.89

(1)                 Income tax expense includes the permanent tax impact of excluding gains and losses from equity forward contracts from taxable income.

(2) Impact on GAAP diluted earnings per common share due to the implementation of Emerging Issues Task Force (“EITF”) No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share”	$(.02)	$(.02)	$(.07)	$(.04)	$(.11)

The following table provides the historical effect of our contingently convertible debt instruments (“Co-Cos”) on our common stock equivalents (“CSEs”) and after-tax interest expense in connection with the implementation of EITF No. 04-8 for the quarters ended June 30, 2005, March 31, 2005, and June 30, 2004 and for the six months ended June 30, 2005 and 2004:

	Quarters ended			Six months ended
(in thousands)	June 30, 2005	March 31, 2005	June 30, 2004	June 30, 2005	June 30, 2004
CSE impact of Co-Cos (shares)	30,312	30,312	30,312	30,312	30,312
Co-Cos after-tax interest expense	$10,297	$8,619	$4,364	$18,916	$8,658

DISCUSSION OF RESULTS OF OPERATIONS

Consolidated Earnings Summary

Three Months Ended June 30, 2005 Compared to Three Months Ended March 31, 2005

For the three months ended June 30, 2005, our net income of $297 million ($.66 diluted earnings per share) was a 33 percent increase over net income of $223 million for the three months ended March 31, 2005. On a pre-tax basis, second quarter of 2005 income of $475 million was a 15 percent increase over $412 million earned in the first quarter of 2005. The larger increase in after-tax net income versus pre-tax net income is driven by the decrease in the effective tax rate from 45 percent in the first quarter of 2005 to 37 percent in the second quarter of 2005. Fluctuations in the effective tax rate are driven by the permanent impact of the exclusion of the unrealized gains and losses on equity forward contracts for tax purposes. Under the Financial Accounting Standards Board’s (“FASB’s”) Statement of Financial Accounting Standards (“SFAS”) No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” we are required to mark the equity forward contracts to market each quarter and recognize the change in their value in income. Conversely, these unrealized gains and losses are not recognized on a tax basis. In the second quarter of 2005, we recognized an unrealized gain on our outstanding equity forward contracts of $10 million versus an unrealized loss of $108 million in the first quarter of 2005.

The increase in pre-tax income from the first quarter of 2005 to the second quarter of 2005 can be attributed to several offsetting factors. The second quarter benefited from a $212 million increase in securitization gains as we completed three off-balance sheet securitizations in the second quarter of 2005 versus two such securitizations in the prior quarter. Also, in the second quarter of 2005, we completed a Private Education Loan securitization that had a much higher gain than the FFELP securitizations. We had no such transactions in the first quarter of 2005.

The positive impact of the securitization and equity forward gains was partially offset by a $190 million increase in the net loss on derivative and hedging activities, which primarily relates to our derivatives that do not receive accounting hedge treatment (exclusive of equity forward contracts discussed above). This was primarily due to the effect of lower forward interest rates on our outstanding Floor Income Contracts that are liabilities to us. Also, in the second quarter we enhanced our methodology for estimating the allowance for loan losses and revised our estimates surrounding our non-accrual policy for interest income, which is discussed in detail at “Allowance for Private Education Loan Losses—Change in Accounting Estimate to the Allowance for Loan Losses and the Recognition of Accrued Interest Income.” This change resulted in an increase to the provision for losses of $40 million and a reduction to net interest income by $14 million. Additionally, operating expenses increased by $26 million from the first quarter of 2005 to the second quarter of 2005, primarily due to a $14 million net settlement in the College Loan Corporation (“CLC”) lawsuit.

During the second quarter we acquired $7.8 billion in student loans, including $1.3 billion in Private Education Loans. In the second quarter of 2004, we acquired $5.5 billion in student loans, of which

$1.0 billion were Private Education Loans. In the second quarter of 2005, we originated $2.8 billion of student loans through our Preferred Channel, an increase of 20 percent over the $2.3 billion originated in the second quarter of 2004.

Three Months Ended June 30, 2005 Compared to Three Months Ended June 30, 2004

In the second quarter of 2004, unrealized gains and losses on equity forward contracts had a negligible effect on the overall tax rate, as the unrealized loss on equity forward contracts was only $4 million compared to the $10 million unrealized gain in the second quarter of 2005.

On a pre-tax basis, second quarter 2005 income of $475 million decreased by 51 percent from $968 million in the second quarter of 2004. This decrease can be primarily attributed to a $506 million decrease in the gain on derivative and hedging activities, which primarily relates to derivatives that do not receive hedge accounting treatment (exclusive of equity forward contracts discussed above). In the second quarter of 2004, we recorded a gain on derivative and hedging activities of $390 million versus a loss on derivative and hedging activities of $116 million in the second quarter of 2005. Securitization gains in the second quarter of 2005 increased $64 million over the year-ago quarter, primarily due to the larger securitization of Private Education Loans that also had a higher gain percentage due primarily to the reduction in the CPR used in the gain calculation. Also, the year-over-year results were affected by the change in our methodology for estimating the allowance for loan losses and the revision to our estimates surrounding our non-accrual policy for interest income implemented in the second quarter of 2005. This change resulted in an increase to the provision for losses of $40 million and a reduction to net interest income of $14 million.

The year-over-year increase in fee income and collections revenue of $57 million is primarily due to collections revenue from Arrow Financial Services (“AFS”), acquired in the third quarter of 2004. Positive impacts to pre-tax income were offset by the year-over-year increase in operating expenses of $82 million, primarily attributable to the expenses associated with three subsidiaries acquired in the second half of 2004: AFS, Southwest Student Services Corporation (“Southwest”) and Student Loan Finance Association (“SLFA”).

Six Months Ended June 30, 2005 Compared to Six Months Ended June 30, 2004

For the six months ended June 30, 2005, our net income was $520 million ($1.15 diluted earnings per share) versus net income of $906 million ($1.89 diluted earnings per share) in 2004. The decrease in net income from 2004 to 2005 is primarily due to the increase in the effective tax rate from 33 percent in the first six months of 2004 to 41 percent in the first six months of 2005. The fluctuations in the effective tax rate are caused by unrealized gains and losses on equity forward contracts as described above. In the first half of 2005, we recognized unrealized losses on our outstanding equity forward contracts of $98 million versus unrealized gains of $137 million in the first half of 2004.

On a pre-tax basis, income for the six months ended June 30, 2005 decreased by 34 percent to $887 million versus $1.3 billion in the first six months of 2004. The decrease in pre-tax income is primarily due to a decrease in the gain on derivative and hedging activities, which primarily relates to derivatives that do not receive hedge accounting treatment (exclusive of equity forward contracts discussed above) of $174 million. In the first six months of 2004, we recorded a gain on derivative and hedging activities of $132 million versus a loss on derivative and hedging activities of $42 million in the same period in 2005. Also, results for the first six months of 2005 were affected by the change in our methodology for estimating the allowance for loan losses and the revision to our estimates surrounding our non-accrual policy for interest income implemented in the second quarter of 2005. This change resulted in an increase to the provision for losses of $40 million and a reduction to net interest income of $14 million.

The year-over-year increase in fee income and collections revenue of $95 million is primarily due to collections revenue from AFS, acquired in the third quarter of 2004. Positive impacts to pre-tax income were offset by the year-over-year increase in operating expenses of $135 million, primarily attributable to the expenses associated with three subsidiaries acquired in the second half of 2004: AFS, Southwest and SLFA.

Our Managed student loan portfolio grew by $21.6 billion, from $94.9 billion at June 30, 2004 to $116.5 billion at June 30, 2005. This growth was fueled by the acquisition of $15.3 billion student loans in the first six months of 2005, a 28 percent increase over the $12.0 billion acquired in the first six months of 2004. In the first six months of 2005, we originated $9.5 billion of student loans through our Preferred Channel, an increase of 17 percent over the $8.2 billion originated in the first six months of 2004.

NET INTEREST INCOME

Taxable Equivalent Net Interest Income

The amounts in the following table are adjusted for the impact of certain tax-exempt and tax-advantaged investments based on the marginal federal corporate tax rate of 35 percent.

	Quarters ended			Six months ended
	June 30, 2005	March 31, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Interest income:
Student loans	$920	$829	$569	$1,749	$1,114
Other loans	20	20	18	40	37
Cash and investments	54	62	52	116	96
Taxable equivalent adjustment	1	1	1	2	5
Total taxable equivalent interest income	995	912	640	1,907	1,252
Interest expense	664	564	307	1,228	593
Taxable equivalent net interest income	$331	$348	$333	$679	$659

Average Balance Sheets

The following table reflects the rates earned on interest earning assets and paid on interest bearing liabilities for the quarters ended June 30, 2005, March 31, 2005, and June 30, 2004 and for the six months ended June 30, 2005 and 2004.

	Quarters ended
	June 30, 2005		March 31, 2005		June 30, 2004
	Balance	Rate	Balance	Rate	Balance	Rate
Average Assets
Federally insured student loans	$64,204	4.95%	$61,395	4.62%	$50,424	3.93%
Private Education Loans	6,376	7.98	6,266	8.39	4,375	7.04
Other loans	1,051	7.83	1,097	7.66	982	7.77
Cash and investments	5,206	4.24	7,756	3.26	12,729	1.67
Total interest earning assets	76,837	5.20%	76,514	4.83%	68,510	3.76%
Non-interest earning assets	6,627		6,385		6,983
Total assets	$83,464		$82,899		$75,493
Average Liabilities and Stockholders’ Equity
Short-term borrowings	$5,308	3.63%	$3,458	3.54%	$14,243	1.68%
Long-term notes	71,673	3.45	73,258	2.96	55,283	1.80
Total interest bearing liabilities	76,981	3.46%	76,716	2.98%	69,526	1.77%
Non-interest bearing liabilities	3,309		3,225		3,141
Stockholders’ equity	3,174		2,958		2,826
Total liabilities and stockholders’ equity	$83,464		$82,899		$75,493
Net interest margin		1.73%		1.84%		1.96%

	Six months ended
	June 30, 2005		June 30, 2004
	Balance	Rate	Balance	Rate
Average Assets
Federally insured student loans	$62,808	4.79%	$49,085	3.94%
Private Education Loans	6,321	8.18	4,761	6.47
Other loans	1,074	7.74	1,022	7.56
Cash and investments	6,473	3.65	10,876	1.82
Total interest earning assets	76,676	5.02%	65,744	3.83%
Non-interest earning assets	6,507		6,515
Total assets	$83,183		$72,259
Average Liabilities and Stockholders’ Equity
Short-term borrowings	$4,388	3.59%	$16,536	1.75%
Long-term notes	72,461	3.20	49,726	1.81
Total interest bearing liabilities	76,849	3.22%	66,262	1.80%
Non-interest bearing liabilities	3,267		3,314
Stockholders’ equity	3,067		2,683
Total liabilities and stockholders’ equity	$83,183		$72,259
Net interest margin		1.78%		2.02%

The decrease in the net interest margin in the second quarter of 2005 versus the prior quarter is primarily due to a $14 million reduction in interest income from the revision of our estimates surrounding our non-accrual policy for interest income that is discussed in detail at “Lending Business Segment—Allowance for Private Education Loan Losses—Change in Accounting Estimate to the Allowance for Loan Losses and the Recognition of Accrued Interest Income” and to the decrease in Floor Income and other student loan spread related items as discussed under “Student Loans—Student Loan Spread Analysis.” The decrease in the net interest margin in the second quarter of 2005 versus the second quarter of 2004 was primarily due to the interest income reduction and student loan spread items discussed above. The negative effect of the reduced Floor Income was partially offset by a decrease in lower yielding short-term investments which were being built up during 2004 as additional liquidity in anticipation of the GSE Wind-Down.

Student Loans

For both federally insured and Private Education Loans, we account for premiums paid, discounts received and certain origination costs incurred on the origination and acquisition of student loans in accordance with SFAS No. 91, “Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases.” The unamortized portion of the premiums and discounts is included in the carrying value of the student loan on the consolidated balance sheet. We recognize income on our student loan portfolio based on the expected yield of the student loan after giving effect to the amortization of purchase premiums and the accretion of student loan discounts, as well as interest rate reductions and rebates expected to be earned through borrower benefit programs. Discounts on Private Education Loans are deferred and accreted to income over the lives of the student loans. In the table below, this accretion of discounts is netted with the amortization of the premiums.

Student Loan Spread Analysis

The following table analyzes the reported earnings from student loans both on-balance sheet and those off-balance sheet in securitization trusts. For student loans off-balance sheet, we will continue to earn securitization and servicing fee revenues over the life of the securitized loan portfolios. The off-balance sheet information is discussed in more detail in “Securitization Program—Servicing and Securitization Revenue” where we analyze the on-going servicing revenue and Residual Interest earned on the securitized portfolios of student loans. For an analysis of our student loan spread for the entire portfolio of Managed student loans on a similar basis to the on-balance sheet analysis, see “Lending Business Segment—Student Loan Spread Analysis—Managed Basis.”

	Quarters ended			Six months ended
	June 30, 2005	March 31, 2005	June 30, 2004	June 30, 2005	June 30, 2004
On-Balance Sheet
Student loan yield, before Floor Income	5.79%	5.54%	4.27%	5.68%	4.21%
Floor Income	.32	.40	.79	.36	.87
Consolidation Loan Rebate Fees	(.63)	(.66)	(.54)	(.65)	(.54)
Offset Fees	—	—	(.05)	—	(.06)
Borrower benefits	(.11)	(.17)	(.20)	(.14)	(.18)
Premium and discount amortization	(.15)	(.15)	(.10)	(.15)	(.14)
Student loan net yield	5.22	4.96	4.17	5.10	4.16
Student loan cost of funds	(3.43)	(2.94)	(1.71)	(3.19)	(1.68)
Student loan spread	1.79%	2.02%	2.46%	1.91%	2.48%
Off-Balance Sheet
Servicing and securitization revenue, before Floor Income	1.30%	1.34%	1.03%	1.33%	1.08%
Floor Income, net of Floor Income previously recognized in gain on sale calculation	.07	.04	.24	.05	.28
Servicing and securitization revenue	1.37%	1.38%	1.27%	1.38%	1.36%
Average Balances
On-balance sheet student loans	$70,580	$67,661	$54,799	$69,129	$53,846
Off-balance sheet student loans	43,791	41,892	39,318	42,846	38,552
Managed student loans	$114,371	$109,553	$94,117	$111,975	$92,398

Discussion of Student Loan Spread—Effects of Derivative Accounting

The primary driver of fluctuations in our on-balance sheet student loan spread is the level of gross Floor Income (Floor Income earned before payments on Floor Income Contracts) earned in the period. For the quarters ended June 30, 2005, March 31, 2005 and June 30, 2004, we earned gross Floor Income of $56 million (32 basis points), $66 million (40 basis points) and $108 million (79 basis points), respectively. The reduction in gross Floor Income is primarily due to the increase in short-term interest rates. We believe that we have economically hedged most of the Floor Income through the sale of Floor Income Contracts, under which we receive an upfront fee and agree to pay the counterparty the Floor Income earned on a notional amount of student loans. These contracts do not qualify for accounting hedge treatment and as a result the payments on the Floor Income Contracts are included on the income statement with “gains (losses) on derivative and hedging activities, net” rather than in student loan interest income. Payments on Floor Income Contracts associated with on-balance sheet student loans for the quarters ended June 30, 2005, March 31, 2005, and June 30, 2004 totaled $52 million (30 basis points), $60 million (36 basis points) and $102 million (75 basis points), respectively.

In addition to Floor Income Contracts, we also extensively use basis swaps to manage our basis risk associated with interest rate sensitive assets and liabilities. These swaps generally do not qualify as accounting hedges and are likewise required to be accounted for in the “gains (losses) on derivative and hedging activities, net” line on the income statement. As a result, they are not considered in the calculation of the cost of funds in the above table.

Discussion of Student Loan Spread—Effects of Significant Events in the Quarter

We reduced student loan interest income by $14 million or 9 basis points to reflect a revision of our estimates surrounding our non-accrual policy for interest income that is discussed in detail at “Allowance for Private Education Loan Losses—Change in Accounting Estimate to the Allowance for Loan Losses and the Recognition of Accrued Interest Income.” In addition, in the second quarter of 2005, we updated our assumptions for the qualification for borrower benefits. In response to the revisions in estimates regarding the rate of qualification, we reduced our borrower benefits reserve by $7 million or 4 basis points.

There was a record level of Consolidation Loan activity in the second quarter of 2005. This was mainly due to FFELP Stafford borrowers locking in lower interest rates by consolidating their loans prior to the July 1 interest rate reset for FFELP Stafford loans. In addition, borrowers were permitted for the first time to consolidate their loans while still in school. This surge in Consolidation Loan activity lowered borrower benefits expense by $2 million or 1 basis point as we accrued a write-off of FFELP Stafford loan benefits for loans whose consolidation applications had been received but not yet processed by June 30.

Discussion of Student Loan Spread—Other Quarter-over-Quarter Fluctuations

The decrease in the second quarter spread versus the first quarter of 2005 was primarily due to the maturity of long term fixed rate funding that was hedging Floor Income, and lower SAP spreads. These negative elements were partially offset by the higher average balance of higher yielding Private Education Loans, lower Consolidation Loan Rebate Fees and lower borrower benefits costs. The reduction in borrower benefits costs reflects a lower estimate of the number of borrowers who will qualify for these benefits, and consolidation activity discussed above. The reduction in Consolidation Loan Rebate Fees was due to the lower average balance of Consolidation Loans as a percentage of the on-balance sheet portfolio caused by a Consolidation Loan securitization at the beginning of the quarter and the delay in processing the backlog of applications received at the end of the quarter.

When compared to the year-ago quarter, the second quarter 2005 decrease in the student loan spread was primarily due to the increase in the average balance of Consolidation Loans as a percentage of the on-balance sheet portfolio and to higher premium amortization and lower net interest income caused by the maturing of certain floor hedges. These negative effects were partially offset by lower borrower benefits costs.

On-Balance Sheet Floor Income

For on-balance sheet student loans, gross Floor Income is included in student loan income. The following table summarizes the components of Floor Income from on-balance sheet student loans, net of payments under Floor Income Contracts, for the quarters ended June 30, 2005, March 31, 2005, and June 30, 2004 and for the six months ended June 30, 2005 and 2004.

	Quarters ended
	June 30, 2005			March 31, 2005			June 30, 2004
	Fixed borrower rate	Variable borrower rate	Total	Fixed borrower rate	Variable borrower rate	Total	Fixed borrower rate	Variable borrower rate	Total
Floor Income:
Gross Floor Income	$ 56	$ —	$ 56	$ 66	$ —	$ 66	$ 108	$ —	$ 108
Payments on Floor Income Contracts	(52)	—	(52)	(60)	—	(60)	(102)	—	(102)
Net Floor Income	$ 4	$ —	$ 4	$ 6	$ —	$ 6	$ 6	$ —	$ 6
Net Floor Income in basis points	2	—	2	4	—	4	4	—	4

	Six months ended
	June 30, 2005			June 30, 2004
	Fixed borrower Rate	Variable borrower rate	Total	Fixed borrower Rate	Variable borrower rate	Total
Floor Income:
Gross Floor Income	$ 122	$ —	$ 122	$ 232	$ 2	$ 234
Payments on Floor Income Contracts	(112)	—	(112)	(211)	—	(211)
Net Floor Income	$ 10	$ —	$ 10	$ 21	$ 2	$ 23
Net Floor Income in basis points	3	—	3	8	—	8

The decrease in the second quarter 2005 net Floor Income versus the prior and year-ago quarters is primarily due to an increase in short-term interest rates.

SECURITIZATION PROGRAM

Securitization Activity

The following table summarizes our securitization activity for the quarters ended June 30, 2005, March 31, 2005, and June 30, 2004 and for the six months ended June 30, 2005 and 2004.

Quarters ended
June 30, 2005				March 31, 2005				June 30, 2004
No. of Transactions	Amount Securitized	Pre-Tax Gain	Gain %	No. of Transactions	Amount Securitized	Pre-Tax Gain	Gain %	No. of Transactions	Amount Securitized	Pre-Tax Gain	Gain %

FFELP Stafford/PLUS loans	—	$ —	$ —	—%	2	$ 3,530	$ 50	1.4%	2	$ 5,502	$ 71	1.3%
Consolidation Loans	2	4,011	31.8		—	—	—	—	—	—	—	—
Private Education Loans	1	1,505	231	15.3	—	—	—	—	1	1,282	127	9.9
Total securitizations—sales	3	5,516	$ 262	4.7%	2	3,530	$ 50	1.4%	3	6,784	$ 198	2.9%
Asset-backed commercial paper	—	—			—	—			1	4,186
Consolidation Loans(1)	1	2,226			—	—			1	2,446
Total securitizations—financings	1	2,226			—	—			2	6,632
Total securitizations	4	$ 7,742			2	$ 3,530			5	$ 13,416

	Six months ended
	June 30, 2005				June 30, 2004
	No. of Transactions	Amount Securitized	Pre-Tax Gain	Gain %	No. of Transactions	Amount Securitized	Pre-Tax Gain	Gain %
FFELP Stafford/PLUS loans	2	$ 3,530	$ 50	1.4%	2	$ 5,502	$ 71	1.3%
Consolidation Loans	2	4,011	31.8		—	—	—	—
Private Education Loans	1	1,505	231	15.3	2	2,534	241	9.5
Total securitizations—sales	5	9,046	$ 312	3.4%	4	8,036	$ 312	3.9%
Asset-backed commercial paper	—	—			1	4,186
Consolidation Loans(1)	1	2,226			4	10,469
Total securitizations—financings	1	2,226			5	14,655
Total securitizations	6	$ 11,272			9	$ 22,691

(1)          In certain Consolidation Loan securitization structures, we hold certain rights that can affect the remarketing of certain bonds, such that these securitizations did not qualify as qualifying special purpose entities (“QSPEs”). Accordingly, they are accounted for on-balance sheet as variable interest entities (“VIEs”).

The increase in the gain as a percentage of the amount securitized for the 2005 Private Education Loan securitization versus the prior year’s transaction is primarily due to a decrease in the Constant Prepayment Rate (“CPR”) assumption used in the calculation of the gain on sale. A lower CPR lengthens the life of the trust, and, all things being equal, increases its earnings. The gain was also positively impacted by higher earnings spreads on the mix of loans securitized and improved funding spreads.

Servicing and Securitization Revenue

Servicing and securitization revenue, the ongoing revenue from securitized loan pools accounted for off-balance sheet as QSPEs, includes the interest earned on the Residual Interest and the revenue we receive for servicing the loans in the securitization trusts. Interest income recognized on the Residual Interest is based on our anticipated yield determined by estimating future cash flows each quarter.

The following table summarizes the components of servicing and securitization revenue for the quarters ended June 30, 2005, March 31, 2005, and June 30, 2004 and for the six months ended June 30, 2005 and 2004.

	Quarters ended			Six months ended
	June 30, 2005	March 31, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Servicing revenue	$ 86	$ 85	$ 78	$ 171	$ 154
Securitization revenue, before Embedded Floor Income and impairment	72	63	59	135	103
Servicing and securitization revenue, before Embedded Floor Income and impairment	158	148	137	306	257
Embedded Floor Income	24	26	66	50	144
Less: Floor Income previously recognized in gain calculation	(17)	(22)	(43)	(39)	(90)
Net Embedded Floor Income	7	4	23	11	54
Servicing and securitization revenue, before impairment	165	152	160	317	311
Retained Interest impairment	(15)	(9)	(36)	(24)	(50)
Total servicing and securitization revenue	$ 150	$ 143	$ 124	$ 293	$ 261
Average off-balance sheet student loans	$ 43,791	$ 41,892	$ 39,318	$ 42,846	$ 38,552
Average balance of Retained Interest	$ 2,576	$ 2,319	$ 2,468	$ 2,448	$ 2,455
Servicing and securitization revenue as a percentage of the average balance of off-balance sheet student loans (annualized)	1.37%	1.38%	1.27%	1.38%	1.36%

Servicing and securitization revenue is driven by the average balance of off-balance sheet student loans, the amount of and the difference in the timing of Embedded Floor Income recognition on off-balance sheet student loans and periodic impairments of the value of our Retained Interest, caused primarily by the impact of Consolidation Loan activity on FFELP Stafford student loan securitizations and the effect of market interest rates on the Embedded Floor Income which is part of the Retained Interest. When FFELP Stafford loans in a securitization trust consolidate, they are a prepayment to the trust resulting in a shorter average life. We use a CPR assumption to estimate the effect of trust prepayments from loan consolidation and other factors on the life of the trust. When consolidation activity is higher than forecasted, the Residual Interest asset can be impaired and the yield used to recognize subsequent income from the trust is negatively impacted. The majority of the consolidations bring the loans back on-balance sheet so we retain the value of the asset on-balance sheet versus in the trust. For the quarters ended June 30, 2005, March 31, 2005, and June 30, 2004, we recorded impairments to the Retained Interests of $15 million, $9 million, and $36 million, respectively. For the six months ended June 30, 2005 and June 30, 2004, we recorded impairments to the Retained Interests of $24 million and $50 million, respectively. These impairment charges were primarily the result of FFELP Stafford loans prepaying faster then projected through loan consolidation and the effect of market interest rates on the Embedded Floor Income which is part of the Retained Interest. The impairments are recorded as a reduction in securitization revenue.

BUSINESS SEGMENTS

We manage our business through two primary operating segments: the Lending operating segment and the Debt Management Operations (“DMO”) operating segment. Accordingly, the results of operations of the Company’s Lending and DMO segments are presented below. These operating segments are considered reportable segments under SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” based on quantitative thresholds applied to the Company’s financial statements. In addition, we provide other complementary products and services, including guarantor and student loan servicing, through smaller operating segments that do not meet such thresholds and are aggregated in the Corporate and Other operating segment for financial reporting purposes.

The management reporting process measures the performance of the Company’s operating segments based on the management structure of the Company as well as the methodology used by management to evaluate performance and allocate resources. Management, including the Company’s chief operating decision makers, evaluates the performance of the Company’s operating segments based on their profitability. As discussed further below, management measures the profitability of the Company’s operating segments based on certain “core cash” measures. Accordingly, information regarding the Company’s reportable segments is provided based on these “core cash” measures. Our “core cash” measures are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. “Core cash” measures reflect only current period adjustments to GAAP as described below. Unlike financial accounting, there is no comprehensive, authoritative guidance for management reporting. The management reporting process measures the performance of the operating segments based on the management structure of the Company and is not necessarily comparable with similar information for any other financial institution. The Company’s operating segments are defined by the products and services they offer or the types of customers they serve, and they reflect the manner in which financial information is currently evaluated by management. Intersegment revenues and expenses are netted within the appropriate financial statement line items consistent with the income statement presentation provided to management. Changes in management structure or allocation methodologies and procedures may result in changes in reported segment financial information.

“Core cash” measures are the primary financial performance measures used by management to develop the Company’s financial plans, track results, and establish corporate performance targets and incentive compensation. While “core cash” measures are not a substitute for reported results under GAAP, the Company relies on “core cash” measures in operating its business because it permits management to make meaningful period-to-period comparisons of the operational and performance indicators that are most closely assessed by management. Management believes this information provides additional insight into the financial performance of the core business activities of its operating segments. Accordingly, the tables presented below reflect “core cash” operating measures reviewed and utilized by management to manage the business for each of the Company’s reportable segments. Reconciliations to the Company’s consolidated operating results in accordance with GAAP are also included in the tables below.

	Quarter ended June 30, 2005
	Lending	DMO	Corporate and Other	Total “Core Cash” Measures	Adjustments	Total GAAP
Net interest income	$516	$—	$—	$516	$(186)	$330
Less: provisions for losses	14	—	—	14	65	79
Net interest income after provisions for losses	502	—	—	502	(251)	251
Fee income	—	82	26	108	—	108
Collections revenue	—	42	—	42	—	42
Other income	36	—	29	65	297	362
Operating expenses	124	66	81	271	17	288
Income tax expense (benefit)(1)	153	22	(10)	165	11	176
Minority interest in net earnings of subsidiaries	1	1	—	2	—	2
Net income (loss)	$260	$35	$(16)	$279	$18	$297

	Quarter ended March 31, 2005
	Lending	DMO	Corporate and Other	Total “Core Cash” Measures	Adjustments	Total GAAP
Net interest income	$494	$—	$—	$494	$(147)	$347
Less: provisions for losses	55	—	—	55	(8)	47
Net interest income after provisions for losses	439	—	—	439	(139)	300
Fee income	—	85	33	118	—	118
Collections revenue	—	36	—	36	—	36
Other income	35	—	32	67	153	220
Operating expenses	116	64	69	249	13	262
Income tax expense (benefit)(1)	132	21	—	153	34	187
Minority interest in earnings of subsidiaries	1	1	—	2	—	2
Net income (loss)	$225	$35	$(4)	$256	$(33)	$223

(1)      Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	Quarter ended June 30, 2004
	Lending	DMO	Corporate and Other	Total “Core Cash” Measures	Adjustments	Total GAAP
Net interest income	$445	$—	$—	$445	$(113)	$332
Less: provisions for losses	40	—	—	40	(12)	28
Net interest income after provisions for losses	405	—	—	405	(101)	304
Fee income	—	70	23	93	—	93
Other income	48	—	24	72	705	777
Operating expenses	97	32	70	199	7	206
Income tax expense (benefit)(1)	128	14	(8)	134	219	353
Net income (loss)	$228	$24	$(15)	$237	$378	$615

	Six months ended June 30, 2005
	Lending	DMO	Corporate and Other	Total “Core Cash” Measures	Adjustments	Total GAAP
Net interest income	$1,010	$—	$—	$1,010	$(333)	$677
Less: provisions for loan losses	69	—	—	69	57	126
Net interest income after provisions for losses	941	—	—	941	(390)	551
Fee income	—	167	58	225	—	225
Collections revenue	—	78	—	78	—	78
Other income	72	—	61	133	450	583
Operating expenses	240	130	151	521	29	550
Income tax expense (benefit)(1)	286	43	(12)	317	46	363
Minority interest in net earnings of subsidiaries	2	2	—	4	—	4
Net income (loss)	$485	$70	$(20)	$535	$(15)	$520

	Six months ended June 30, 2004
	Lending	DMO	Corporate and Other	Total “Core Cash” Measures	Adjustments	Total GAAP
Net interest income	$878	$—	$—	$878	$(224)	$654
Less: provisions for loan losses	85	—	—	85	(17)	68
Net interest income after provisions for losses	793	—	—	793	(207)	586
Fee income	—	150	58	208	—	208
Other income	77	—	54	131	838	969
Operating expenses	200	64	137	401	14	415
Income tax expense (benefit)(1)	241	31	(9)	263	179	442
Net income (loss)	$429	$55	$(16)	$468	$438	$906

(1)                 Income taxes are based on a percentage of net income before tax for the individual reportable segment.

Reconciliation of “Core Cash” Net Income to GAAP Net Income

	Quarters ended			Six months ended
	June 30, 2005	March 31, 2005	June 30, 2004	June 30, 2005	June 30, 2004
“Core cash” net income(1)	$279	$256	$237	$535	$468
“Core cash” adjustments:
Net impact of securitization accounting	107	(33)	66	75	55
Net impact of derivative accounting	(11)	90	562	79	661
Net impact of Floor Income	(51)	(43)	(24)	(94)	(85)
Amortization of acquired intangibles	(16)	(13)	(7)	(29)	(14)
Total “core cash” adjustments before income taxes	29	1	597	31	617
Net tax effect(2)	(11)	(34)	(219)	(46)	(179)
Total “core cash” adjustments	18	(33)	378	(15)	438
GAAP net income	$297	$223	$615	$520	$906
GAAP diluted earnings per common share	$.66	$.49	$1.29	$1.15	$1.89

(1) “Core cash” diluted earnings per common share	$.62	$.57	$.50	$1.18	$.98

(2)                 Such tax effect is based upon the Company’s “core cash” effective tax rate for the year. The net tax effect results primarily from the exclusion of the permanent income tax impact of the equity forward contracts.

Limitations on “Core Cash” Measures

While GAAP provides a uniform, comprehensive basis of accounting, for the reasons described above, management believes that “core cash” measures are an important additional tool for providing a more complete understanding of the Company’s results of operations. Nevertheless, “core cash” measures are subject to certain general and specific limitations that investors should carefully consider. For example, as stated above, unlike financial accounting, there is no comprehensive, authoritative guidance for management reporting. Our “core cash” measures are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. Unlike GAAP, the Company’s “core cash” presentation does not represent a comprehensive basis of accounting. Investors, therefore, may not compare our Company’s performance with that of other financial services companies based upon “core cash” measures. “Core cash” results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely used by management, the Company’s board of directors, rating agencies and lenders to assess performance.

Other limitations arise from the specific adjustments that management makes to GAAP results to derive “core cash” results. For example, in reversing the unrealized gains and losses that result from SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” on derivatives that do not qualify for hedge treatment accounting, as well as on derivatives that do qualify but are in part ineffective because they are not perfect hedges, we focus on the long-term economic effectiveness of those instruments relative to the underlying hedged item and isolate the effects of interest rate volatility, changing credit spreads and changes in our stock price on the fair value of such instruments during the period. Under GAAP, the effects of these factors on the fair value of the derivative instruments (but not on the underlying hedged item) tend to show more volatility in the short term. While our presentation of our results on a Managed Basis provides important information regarding the performance of our Managed portfolio, a limitation on this presentation is that we are presenting the ongoing spread income on loans that have been sold to a trust managed by us. While we believe that our Managed Basis presentation presents the economic substance of our Managed loan portfolio, it understates earnings volatility from securitization gains. Our “core cash” results exclude certain Floor Income, which is real cash income, from our reported results and therefore may in certain periods understate earnings. Management’s financial planning and evaluation of operating results, however, does not take into account Floor Income because of its inherent uncertainty, except when it is economically hedged through Floor Income Contracts.

Differences between “Core Cash” Measures and GAAP

Our “core cash” measures are the primary financial performance measures used by management to evaluate performance and to allocate resources. Accordingly, financial information is reported to management on a “core cash” basis by reportable segment, as these are the measures used regularly by our chief operating decision makers. Our “core cash” measures are used in developing our financial plans and tracking results, and also in establishing corporate performance targets and determining incentive compensation. Management believes this information provides additional insight into the financial performance of the Company’s core business activities. Our “core cash” measures are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. “Core cash” measures reflect only current period adjustments to GAAP as described below. Accordingly, the Company’s “core cash” measures presentation does not represent another comprehensive basis of accounting. A more detailed discussion of the differences between GAAP and “core cash” measures follows.

1)               Securitization:   Under GAAP, certain securitization transactions are accounted for as sales of assets. Under “core cash,” we present all securitization transactions as long-term non-recourse financings. The upfront “gains” on sale from securitization transactions as well as ongoing “servicing and securitization revenue” presented in accordance with GAAP are excluded from the “core cash” measures and replaced by the interest income, provision for loan losses, and interest expense as they are earned or incurred on the securitization loans. We also exclude transactions with our off-balance sheet trusts which would be considered intercompany on a Managed Basis.

The following table summarizes the securitization adjustments in our Lending business segment for the quarters ended June 30, 2005, March 31, 2005, and June 30, 2004 and for the six months ended June 30, 2005 and 2004.

	Quarters ended			Six months ended
	June 30, 2005	March 31, 2005	June 30, 2004	June 30, 2005	June 30, 2004
“Core cash” securitization adjustments:
Net interest income on securitized loans, after provision for losses	$(296)	$(220)	$(251)	$(516)	$(514)
Gains on student loan securitizations	262	50	198	312	312
Servicing and securitization revenue	150	143	124	293	261
Intercompany transactions with off-balance sheet trusts	(9)	(6)	(5)	(14)	(4)
Total “core cash” securitization adjustments	$107	$(33)	$66	$75	$55

2)               Derivative Accounting:   “Core cash” measures exclude periodic unrealized gains and losses arising primarily in our Lending business segment, and to a lesser degree in our Corporate and Other business segment, that are caused primarily by the one-sided mark-to-market derivative valuations prescribed by SFAS No. 133 on derivatives that do not qualify for “hedge treatment” under GAAP and recognize the economic effect of these hedges, which generally results in any cash paid or received being recognized ratably as an expense or revenue over the hedged item’s life. We also exclude the gain or loss on equity forward contracts that are required to be accounted for in accordance with SFAS No. 133 as derivatives and are marked-to-market through earnings.

SFAS No. 133 requires that changes in the fair value of derivative instruments be recognized currently in earnings unless specific hedge accounting criteria, as specified by SFAS No. 133, are met. We believe that our derivatives are effective economic hedges, and as such, are a critical element of our interest rate risk management strategy. However, some of our derivatives, primarily Floor Income Contracts, certain Eurodollar futures contracts and certain basis swaps and equity forward contracts (discussed in detail below), do not qualify for “hedge treatment” as defined by SFAS No. 133, and the stand-alone derivative must be marked-to-market in the income statement with no consideration for the corresponding change in fair value of the hedged item. “Gains (losses) on derivatives and hedging activities, net” are primarily caused by interest rate volatility, changing credit spreads and changes in our stock price during the period and the volume and term of derivatives not receiving hedge treatment.

Our Floor Income Contracts are written options which must meet more stringent requirements than other hedging relationships to achieve hedge effectiveness under SFAS No. 133. Specifically, our Floor Income Contracts do not qualify for hedge accounting treatment because the paydown of principal of the student loans underlying the Floor Income embedded in those student loans does not exactly match the change in the notional amount of our written Floor Income Contracts. Under SFAS No. 133, the upfront payment is deemed a liability and changes in fair value are recorded through income throughout the life of the contract. The change in the value of Floor Income Contracts is primarily caused by changing interest rates that cause the amount of Floor Income earned on the underlying student loans and transferred to the counterparties to vary. This is economically offset by the change in value of the student loan portfolio earning Floor Income but that offsetting change in value is not recognized under SFAS No. 133. We believe the Floor Income Contracts are economic hedges because they effectively fix the amount of Floor Income earned over the contract period, thus eliminating the timing and uncertainty that changes in interest rates can have on Floor Income for that period. Prior to SFAS No. 133, we accounted for Floor Income Contracts as hedges and amortized the upfront cash compensation ratably over the lives of the contracts.

Basis swaps are used to convert floating rate debt from one interest rate index to another to better match the interest rate characteristics of the assets financed by that debt. We primarily use basis swaps to change the index of our fixed rate and LIBOR-based debt to better match the cash flows of our student loan assets that are primarily indexed to a commercial paper, Prime or Treasury bill index. SFAS No. 133 requires that the change in the cash flows of the hedge effectively offset both the change in the cash flows of the asset and the change in the cash flows of the liability. Our basis swaps hedge variable interest rate risk, however they do not meet this effectiveness test because student loans can earn at either a variable or a fixed interest rate depending on market interest rates. We also have basis swaps that do not meet the SFAS No. 133 effectiveness test that economically hedge off-balance sheet instruments. As a result, under GAAP these swaps are recorded at fair value with changes in fair value reflected in the income statement.

Generally, a decrease in current interest rates and the respective forward interest rate curves results in an unrealized loss related to our written Floor Income Contracts which is offset by an increase in the value of the economically hedged student loans. This increase is not recognized in income. We will experience unrealized gains/losses related to our basis swaps, if the two underlying indices (and related forward curve) do not move in parallel.

Under SFAS No. 150, equity forward contracts that allow a net settlement option either in cash or the Company’s stock are required to be accounted for in accordance with SFAS No. 133 as derivatives. As a result, we account for our equity forward contracts as derivatives in accordance with SFAS No. 133 and mark them to market through earnings. They do not qualify as effective SFAS No. 133 hedges as a requirement to achieve hedge accounting is the hedged item must impact net income, and the settlement of these contracts through the purchase of our own stock does not impact net income.

The table below quantifies the adjustments for derivative accounting under SFAS No. 133 on our net income for the quarters ended June 30, 2005, March 31, 2005, and June 30, 2004, and for the six months ended June 30, 2005 and 2004, when compared with the accounting principles employed in all years prior to the SFAS No. 133 implementation.

	Quarters ended			Six months ended
	June 30, 2005	March 31, 2005	June 30, 2004	June 30, 2005	June 30, 2004
“Core cash” derivative adjustments:
Gains (losses) on derivative and hedging activities, net included in other income(1)	$(106)	$(34)	$386	$(140)	$269
Less: Realized losses on derivative and hedging activities, net(1)	94	122	181	216	397
Unrealized gains (losses) on derivative and hedging activities, net	(12)	88	567	76	666
Other pre-SFAS No. 133 accounting adjustments	1	2	(5)	3	(5)
Total net impact of SFAS No. 133 derivative accounting	$(11)	$90	$562	$79	$661

(1)                 See “Reclassification of Realized Gains (Losses) on Derivative and Hedging Activities” below for a detailed breakdown of the components of realized losses on derivative and hedging activities.

Reclassification of Realized Gains (Losses) on Derivative and Hedging Activities

SFAS No. 133 requires net settlement income/expense on derivatives and realized gains/losses related to derivative dispositions (collectively referred to as “realized gains (losses) on derivative and hedging activities”) that do not qualify as hedges under SFAS No. 133 to be recorded in a separate income statement line item below net interest income. The table below summarizes the realized losses on derivative and hedging activities, and where they are reclassified to on a “core cash” basis for the quarters ended June 30, 2005, March 31, 2005 and June 30, 2004 and for the six months ended June 30, 2005 and 2004.

	Quarters ended			Six months ended
	June 30, 2005	March 31, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Reclassification of realized gains (losses) on derivative and hedging activities:
Net settlement expense on Floor Income Contracts reclassified to net interest income	$(77)	$(88)	$(154)	$(165)	$(321)
Net settlement expense on interest rate swaps reclassified to net interest income	(17)	(29)	(19)	(46)	(20)
Net realized losses on closed Eurodollar futures contracts and terminated derivative contracts reclassified to other income	—	(5)	(8)	(5)	(56)
Total reclassifications of realized losses on derivative and hedging activities	(94)	(122)	(181)	(216)	(397)
Add: Unrealized gains (losses) on derivative and hedging activities, net(1)	(12)	88	567	76	666
Gains (losses) on derivative and hedging activities, net	$(106)	$(34)	$386	$(140)	$269

(1)                 “Unrealized gains (losses) on derivative and hedging activities, net” is comprised of the following unrealized mark-to-market gains (losses):

	Quarters ended			Six months ended
	June 30, 2005	March 31, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Floor Income Contracts	$(146)	$268	$631	$122	$560
Equity forward contracts	10	(108)	(4)	(98)	137
Basis swaps	127	(60)	(56)	67	(58)
Other	(3)	(12)	(4)	(15)	27
Total unrealized gains (losses) on derivative and hedging activities, net	$(12)	$88	$567	$76	$666

3)               Floor Income:   The timing and amount (if any) of Floor Income earned is uncertain and in excess of expected spreads and, therefore, we exclude such income from our “core cash” measures when it is not economically hedged. We employ derivatives, primarily Floor Income Contracts and futures, to economically hedge Floor Income. As discussed above in “Derivative Accounting,” these derivatives do not qualify as effective accounting hedges and therefore under GAAP are marked-to-market through the “gains (losses) on derivative and hedging activities, net” line on the income statement with no offsetting gain or loss recorded for the economically hedged items. For “core cash” measures, we reverse the fair value adjustments on the Floor Income Contracts and futures economically hedging Floor Income and include the amortization of net premiums received (net of Eurodollar futures contracts’ realized gains or losses) in income.

The following table summarizes the Floor Income adjustments in our Lending business segment for the quarters ended June 30, 2005, March 31, 2005 and June 30, 2004 and for the six months ended June 30, 2005 and 2004.

	Quarters ended			Six months ended
	June 30, 2005	March 31, 2005	June 30, 2004	June 30, 2005	June 30, 2004
“Core cash” Floor Income adjustments:
Floor Income earned on Managed loans, net of payments on Floor Income Contracts	$6	$11	$18	$17	$52
Amortization of net premiums on Floor Income Contracts and futures in net interest income	(57)	(54)	(42)	(111)	(87)
Net losses related to closed Eurodollar futures contracts economically hedging Floor Income	—	—	—	—	(50)
Total “core cash” Floor Income adjustments	$(51)	$(43)	$(24)	$(94)	$(85)

4)               Other items:   We exclude certain amortization of acquired intangibles.

LENDING BUSINESS SEGMENT

In our Lending business segment, we originate and acquire federally guaranteed student loans, which are administered by the U.S. Department of Education (“ED”), and Private Education Loans, which are not federally guaranteed. The majority of our Private Education Loans is made in conjunction with a FFELP Stafford loan and as a result is marketed through the same marketing channels as FFELP Stafford loans. While FFELP student loans and Private Education Loans have different overall risk profiles due to the federal guarantee of the FFELP student loans, they share many of the same characteristics such as similar repayment terms, the same marketing channel and sales force, and are originated and serviced on the same servicing platform. Finally, where possible, the borrower receives a single bill for both the federally guaranteed and privately underwritten loans.

The following table includes “core cash” measures for our Lending business segment.

	Quarters ended			Six months ended
	June 30, 2005	March 31, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Net interest income	$516	$494	$445	$1,010	$878
Less: provisions for losses	14	55	40	69	85
Net interest income after provisions for losses	502	439	405	941	793
Other income, net	36	35	48	72	77
Operating expenses	124	116	97	240	200
Income before income taxes and minority interest in net earnings of subsidiaries	414	358	356	773	670
Income taxes	153	132	128	286	241
Income before minority interest in net earnings of subsidiaries	261	226	228	487	429
Minority interest in net earnings of subsidiaries	1	1	—	2	—
Net income	$260	$225	$228	$485	$429

Summary of Student Loan Portfolio

The following tables summarize the components of our student loan portfolio and shows the changing composition of our portfolio.

Ending Balances:

	June 30, 2005
	FFELP(1)	Consolidation	Total FFELP	Private	Total
On-balance sheet	$22,088	$44,646	$66,734	$6,097	$72,831
Off-balance sheet	25,033	11,234	36,267	7,402	43,669
Total Managed	$47,121	$55,880	$103,001	$13,499	$116,500
% of on-balance sheet FFELP	33%	67%	100%
% of Managed FFELP	46%	54%	100%
% of Total	40%	48%	88%	12%	100%

	March 31, 2005
	FFELP(1)	Consolidation	Total FFELP	Private	Total
On-balance sheet	$18,926	$44,453	$63,379	$6,527	$69,906
Off-balance sheet	28,393	7,409	35,802	5,991	41,793
Total Managed	$47,319	$51,862	$99,181	$12,518	$111,699
% of on-balance sheet FFELP	30%	70%	100%
% of Managed FFELP	48%	52%	100%
% of Total	42%	47%	89%	11%	100%

	June 30, 2004
	FFELP(1)	Consolidation	Total FFELP	Private	Total
On-balance sheet	$18,867	$28,967	$47,834	$3,743	$51,577
Off-balance sheet	29,290	7,891	37,181	6,143	43,324
Total Managed	$48,157	$36,858	$85,015	$9,886	$94,901
% of on-balance sheet FFELP	39%	61%	100%
% of Managed FFELP	57%	43%	100%
% of Total	51%	39%	90%	10%	100%

(1)         FFELP category is primarily Stafford loans and also includes HEAL loans.

Average Balances:

	Quarter ended June 30, 2005
	FFELP(1)	Consolidation	Total FFELP	Private	Total
On-balance sheet	$20,673	$43,531	$64,204	$6,376	$70,580
Off-balance sheet	26,912	9,819	36,731	7,060	43,791
Total Managed	$47,585	$53,350	$100,935	$13,436	$114,371
% of on-balance sheet FFELP	32%	68%	100%
% of Managed FFELP	47%	53%	100%
% of Total	41%	47%	88%	12%	100%

	Quarter ended March 31, 2005
	FFELP(1)	Consolidation	Total FFELP	Private	Total
On-balance sheet	$18,522	$42,873	$61,395	$6,266	$67,661
Off-balance sheet	28,255	7,490	35,745	6,147	41,892
Total Managed	$46,777	$50,363	$97,140	$12,413	$109,553
% of on-balance sheet FFELP	30%	70%	100%
% of Managed FFELP	48%	52%	100%
% of Total	43%	46%	89%	11%	100%

	Quarter ended June 30, 2004
	FFELP(1)	Consolidation	Total FFELP	Private	Total
On-balance sheet	$21,669	$28,755	$50,424	$4,375	$54,799
Off-balance sheet	26,036	7,748	33,784	5,534	39,318
Total Managed	$47,705	$36,503	$84,208	$9,909	$94,117
% of on-balance sheet FFELP	43%	57%	100%
% of Managed FFELP	57%	43%	100%
% of Total	50%	39%	89%	11%	100%

(1)                 FFELP category is primarily Stafford loans and also includes HEAL loans.

Student Loan Spread Analysis—Managed Basis

The following table analyzes the earnings from our portfolio of Managed student loans on a “core cash” basis (see “Differences between ‘Core Cash’ Measures and GAAP”). This analysis includes both on-balance sheet and off-balance sheet loans in securitization trusts and derivatives economically hedging these line items and excludes unhedged Floor Income while including the amortization of upfront payments on Floor Income Contracts.

	Quarters ended			Six months ended
	June 30, 2005	March 31, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Managed Basis student loan yield	5.92%	5.63%	4.31%	5.79%	4.23%
Consolidation Loan Rebate Fees	(.48)	(.48)	(.39)	(.48)	(.40)
Offset Fees	—	—	(.03)	—	(.03)
Borrower benefits	(.04)	(.10)	(.10)	(.07)	(.09)
Premium and discount amortization	(.16)	(.17)	(.13)	(.17)	(.11)
Managed Basis student loan net yield	5.24	4.88	3.66	5.07	3.60
Managed Basis student loan cost of funds	(3.50)	(3.08)	(1.75)	(3.30)	(1.69)
Managed Basis student loan spread	1.74%	1.80%	1.91%	1.77%	1.91%
Average Balances
On-balance sheet student loans	$70,580	$67,661	$54,799	$69,129	$53,846
Off-balance sheet student loans	43,791	41,892	39,318	42,846	38,552
Managed student loans	$114,371	$109,553	$94,117	$111,975	$92,398

Discussion of Managed Basis Student Loan Spread—Effects of Significant Events in the Quarter

We reduced student loan interest income by $16 million or 6 basis points to reflect a revision of our non-accrual policy for interest income that is discussed in detail at “Allowance for Private Education Loan Losses—Change in Accounting Estimate to the Allowance for Loan Losses and the Recognition of Accrued Interest Income.” In addition, in the second quarter of 2005, we updated our assumptions for the qualification for borrower benefits, and in response, we reduced our borrower benefits reserve by $13 million or 5 basis points.

There was a record level of Consolidation Loan activity in the second quarter of 2005. This was mainly due to FFELP Stafford borrowers locking in lower interest rates by consolidating their loans prior to the July 1 interest rate reset for FFELP Stafford loans. In addition, borrowers were permitted for the first time to consolidate their loans while still in school. This surge in Consolidation Loan activity lowered borrower benefits expense by $9 million or 3 basis points as we accrued a write-off of FFELP Stafford benefits for loans whose consolidation applications had been received but not yet processed by June 30.

Discussion of Managed Basis Student Loan Spread—Other Quarter-over-Quarter Fluctuations

The decrease in the student loan spread versus the prior quarter is the result of several factors, including a decrease in floor hedge income from the maturing of floor hedges. Floor hedge income will gradually decline over time as older, high fixed rate Consolidation Loans decline in both absolute and relative balances. Other factors that lowered the spread included an increase in the portion of the portfolio earning interest at the reduced in-school rate, a temporary increase in funding costs related to certain debt instruments sold in the auction rate market and the enhancement of our non-accrual policy. These items were partially offset by a reduction in borrower benefits and premium amortization expense.

The decrease in the Managed student loan spread versus the year-ago quarter is primarily due to the increase in the average balance of Consolidation Loans as a percentage of the Managed portfolio. Consolidation Loans have lower spreads than other FFELP loans due primarily to the 105 basis point Consolidation Loan Rebate Fee, and to a lesser extent, higher borrower benefits expense and higher costs of funds. These negative effects are partially offset by the higher SAP spread earned on Consolidation Loans and lower student loan premium amortization due to their extended term. When compared to the year-ago quarter, the second quarter of 2005 spread was also negatively impacted by the factors discussed above along with higher premium amortization, primarily caused by the purchase price allocation for student loans acquired in acquisitions and by lower amortization of the upfront fee received on Floor Income Contracts.

The second quarter 2005 Managed student loan spread benefited from the increase in the average balance of Managed Private Education Loans as a percentage of the average Managed student loan portfolio from 11 percent in the second quarter 2004 to 12 percent in the second quarter 2005. Private Education Loans are subject to credit risk and therefore earn higher spreads, which averaged 4.57 percent before the cumulative effect the change in the estimate for the non accrual of interest, in the second quarter of 2005 for the Managed Private Education Loan portfolio versus a spread of 1.43 percent for the Managed guaranteed student loan portfolio.

Private Education Loans

All Private Education Loans are initially acquired on-balance sheet. When we securitize Private Education Loans, we reduce the on-balance sheet allowance for amounts previously provided for in the allowance and then provide for these loans in the Managed presentation only as they are no longer legally owned by the Company.

When Private Education Loans in securitized trusts become 180 days delinquent, we typically exercise our contingent call option to repurchase these loans at par value out of the trust and record a loss for the difference in the par value paid and the fair market value of the loan at the time of purchase. If these loans reach the 212-day delinquency, a charge-off for the remaining balance of the loan is triggered. On a Managed Basis, the losses recorded under GAAP at the time of repurchase of delinquent Private Education Loans are considered charge-offs when the delinquent Private Education Loans reach the 212-day charge-off date. These charge-offs are shown in the off-balance sheet section in the table below.

The off-balance sheet allowance as a percentage of ending loans in repayment is lower than the on-balance sheet percentage because of the different mix of loans on-balance sheet and off-balance sheet. Certain loan types with higher expected default rates, such as career training and other programs with lower FICO scores, have not yet been securitized.

Allowance for Private Education Loan Losses

Change in Accounting Estimate to the Allowance for Loan Losses and the Recognition of Accrued Interest Income

We maintain a reserve for possible credit losses at an amount sufficient to absorb losses inherent in our Private Education Loan portfolio at the reporting date based on a projection of probable net credit losses. The maturing of our Private Education Loan portfolios has provided us with more historical data on borrower default behavior such that we now analyze those portfolios to determine the effects that the various stages of delinquency have on borrower default behavior and ultimate charge-off. As a result, in the second quarter of 2005, we changed our estimate of the allowance for loan losses and the estimate of uncollectible accrued interest for our Managed loan portfolio using a migration analysis of delinquent and current accounts. A migration analysis is a technique used to estimate the likelihood that a loan receivable may progress through the various delinquency stages and ultimately charge-off. This is a widely used reserving methodology in the consumer finance industry. Previously, we calculated the allowance for

Private Education Loan losses by estimating the probable losses in the portfolio based primarily on loan characteristics and where pools of loans were in their life with less emphasis on current delinquency status of the loan. Also, in our prior methodology for calculating the allowance, some loss rates were based on proxies and extrapolations of FFELP loan loss data.

We also used a migration analysis to revise our estimates surrounding our non-accrual policy for interest income. Under the new methodology, we estimate the amount of uncollectible accrued interest on Private Education Loans and write it off against current period interest income. Under our prior methodology, Private Education Loans continued to accrue interest, including in periods of forbearance, until they were charged off, at which time, the loans were placed on non-accrual status and all accrued interest was reversed against income in the month of charge-off.

This change in reserving methodology has been accounted for as a change in estimate in accordance with the FASB’s Accounting Principles Board (“APB”) Opinion No. 20, “Accounting Changes.”  The cumulative effect of this change was to increase the value of the allowance by $40 million and to reduce student loan interest income for the estimate of uncollectible accrued interest receivable by $14 million. On the income statement, adjustments to the allowance are recorded through the provision for loan losses whereas adjustments to accrued interest are recorded in interest income. On a Managed Basis, we decreased the allowance for loan losses by $20 million and reduced student loan interest income by $16 million for uncollectible accrued interest. The provision for the second quarter 2005 on a Managed Basis was $32 million.

The difference in the impact of the change in estimate on the allowance for loan losses between our on-balance sheet and our Managed results is due to the difference in the mix of Private Education Loans on-and off- balance sheet. Certain loan types with higher expected default rates, such as career training and other loan programs with lower FICO scores, have not yet been securitized and as such the on-balance sheet portfolio contains loans with higher delinquency rates. Because the required allowance under the new methodology is more directly tied to the current status of the portfolio, the on-balance sheet portfolio reserve requirements increased while at the same time the off-balance sheet portfolio reserve requirements decreased with the net effect being a decrease in the Managed Basis allowance.

The impact of the changes is provided in the following tables.

	On- Balance Sheet	Off- Balance Sheet	Managed Basis
Cumulative impact of change in allowance methodology at April 1, 2005	$40	$(60)	$(20)
Second quarter 2005 provision under new methodology	36	(4)	32
Total provision for Private Education Loans	$76	$(64)	$12

	On- Balance Sheet	Off- Balance Sheet	Managed Basis
Cumulative impact of revision of estimates of the non-accrual of interest income at April 1, 2005	$14	$2	$16
Second quarter 2005 interest income impact	4	—	4
Total interest income impact	$18	$2	$20

The interest reduction in the second quarter was $1 million greater than an interest reduction that would have been calculated under our prior methodology.

The following table summarizes changes in the allowance for Private Education Loan losses for the quarters ended June 30, 2005, March 31, 2005, and June 30, 2004, and for the six months ended June 30, 2005 and 2004.

	Activity in Allowance for Private Education Loans
	On-Balance Sheet			Off-Balance Sheet			Managed Basis
	Quarters ended			Quarters ended			Quarters ended
	June 30, 2005	Mar. 31, 2005	June 30, 2004	June 30, 2005	Mar. 31, 2005	June 30, 2004	June 30, 2005	Mar. 31, 2005	June 30, 2004
Allowance at beginning of period	$ 191	$ 172	$ 154	$ 150	$ 143	$ 118	$ 341	$ 315	$ 272
Provision for loan losses	76	43	28	(64)	8	10	12	51	38
Charge-offs	(38)	(29)	(24)	(1)	(1)	(2)	(39)	(30)	(26)
Recoveries	5	5	4	—	—	—	5	5	4
Net charge-offs	(33)	(24)	(20)	(1)	(1)	(2)	(34)	(25)	(22)
Balance before securitization of Private Education Loans	234	191	162	85	150	126	319	341	288
Reduction for securitization of Private Education Loans	(6)	—	(7)	6	—	7	—	—	—
Allowance at end of period	$ 228	$ 191	$ 155	$ 91	$ 150	$ 133	$ 319	$ 341	$ 288
Net charge-offs as a percentage of average loans in repayment (annualized)	4.33%	3.29%	3.69%	.13%	.16%	.33%	2.04%	1.61%	1.94%
Allowance as a percentage of the ending total loan balance	3.61%	2.84%	3.97%	1.21%	2.44%	2.12%	2.31%	2.65%	2.83%
Allowance as a percentage of ending loans in repayment	7.41%	6.35%	6.75%	2.32%	4.43%	5.04%	4.56%	5.33%	5.84%
Average coverage of net charge-offs (annualized)	1.73	1.99	1.85	19.64	28.27	16.50	2.34	3.36	3.14
Average total loans	$ 6,376	$ 6,266	$ 4,375	$ 7,060	$ 6,147	$ 5,534	$ 13,436	$ 12,413	$ 9,909
Ending total loans	$ 6,325	$ 6,718	$ 3,897	$ 7,493	$ 6,141	$ 6,277	$ 13,818	$ 12,859	$ 10,174
Average loans in repayment	$ 3,042	$ 2,924	$ 2,268	$ 3,655	$ 3,368	$ 2,460	$ 6,697	$ 6,292	$ 4,728
Ending loans in repayment	$ 3,078	$ 3,005	$ 2,296	$ 3,926	$ 3,384	$ 2,631	$ 7,004	$ 6,389	$ 4,927

	Activity in Allowance for Private Education Loans
	On-balance sheet		Off-balance sheet		Managed Basis
	Six months ended		Six months ended		Six months ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Allowance at beginning of period	$ 172	$ 166	$ 143	$ 93	$ 315	$ 259
Provision for loan losses	119	61	(56)	14	63	75
Charge-offs	(66)	(50)	(2)	(2)	(68)	(52)
Recoveries	9	6	—	—	9	6
Net charge-offs	(57)	(44)	(2)	(2)	(59)	(46)
Balance before securitization of Private Education Loans	234	183	85	105	319	288
Reduction for securitization of Private Education Loans	(6)	(28)	6	28	—	—
Allowance at end of period	$ 228	$ 155	$ 91	$ 133	$ 319	$ 288
Net charge-offs as a percentage of average loans in repayment (annualized)	3.86%	3.63%	.14%	.22%	1.81%	1.99%
Allowance as a percentage of the ending total loan balance	3.61%	3.97%	1.21%	2.12%	2.31%	2.83%
Allowance as a percentage of ending loans in repayment	7.41%	6.75%	2.32%	5.04%	4.56%	5.84%
Average coverage of net charge-offs (annualized)	2.00	1.76	18.32	26.50	2.68	3.09
Average total loans	$ 6,321	$ 4,761	$ 6,607	$ 4,765	$ 12,928	$ 9,526
Ending total loans	$ 6,325	$ 3,897	$ 7,493	$ 6,277	$ 13,818	$ 10,174
Average loans in repayment	$ 2,960	$ 2,424	$ 3,639	$ 2,250	$ 6,599	$ 4,674
Ending loans in repayment	$ 3,078	$ 2,296	$ 3,926	$ 2,631	$ 7,004	$ 4,927

The increase in charge-offs over the prior quarter is primarily due to seasonality. The increase over the year-ago quarter is primarily due to growth in the portfolio.

The on-balance sheet allowance at June 30, 2005 increased $3 million over March 31, 2005 after adjusting for the cumulative impact of change in methodology and the securitization transaction during the quarter. The increase is primarily due to the transition of loans from school to grace and a slight increase in delinquent loans.

The allowance on a Managed Basis at June 30, 2005 decreased $2 million from March 31, 2005 after adjusting for the cumulative impact of change in methodology.  The decrease is primarily attributable to an overall decrease in loans in a delinquent and forbearance status, partially offset by the transition of loans from school to grace.

Delinquencies

The table below presents our Private Education Loan delinquency trends as of June 30, 2005, March 31, 2005 and June 30, 2004. Delinquencies have the potential to adversely impact earnings through increased servicing and collection costs in the event the delinquent accounts charge off.

	On-Balance Sheet Private Education Loan Delinquencies
	June 30, 2005		March 31, 2005		June 30, 2004
	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$3,307		$3,733		$1,599
Loans in forbearance(2)	190		222		170
Loans in repayment and percentage of each status:
Loans current	2,756	89.5%	2,707	90.1%	2,048	89.2%
Loans delinquent 31-60 days(3)	133	4.4	119	4.0	96	4.2
Loans delinquent 61-90 days	69	2.2	70	2.3	58	2.5
Loans delinquent greater than 90 days	120	3.9	109	3.6	94	4.1
Total Private Education Loans in repayment	3,078	100.0%	3,005	100.0%	2,296	100.0%
Total Private Education Loans, gross	6,575		6,960		4,065
Private Education Loan unamortized discount	(250)		(242)		(168)
Total Private Education Loans	6,325		6,718		3,897
Private Education Loan allowance for losses	(228)		(191)		(155)
Private Education Loans, net	$6,097		$6,527		$3,742
Percentage of Private Education Loans in repayment	46.8%		43.2%		56.5%
Delinquencies as a percentage of Private Education Loans in repayment	10.5%		9.9%		10.8%

	Off-Balance Sheet Private Education Loan Delinquencies
	June 30, 2005		March 31, 2005		June 30, 2004
	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$3,308		$2,458		$3,320
Loans in forbearance(2)	400		403		424
Loans in repayment and percentage of each status:
Loans current	3,749	95.5%	3,207	94.8%	2,516	95.6%
Loans delinquent 31-60 days(3)	96	2.4	86	2.5	56	2.1
Loans delinquent 61-90 days	35	1.0	40	1.2	27	1.1
Loans delinquent greater than 90 days	46	1.1	51	1.5	32	1.2
Total Private Education Loans in repayment	3,926	100.0%	3,384	100.0%	2,631	100.0%
Total Private Education Loans, gross	7,634		6,245		6,375
Private Education Loan unamortized discount	(141)		(104)		(98)
Total Private Education Loans	7,493		6,141		6,277
Private Education Loan allowance for losses	(91)		(150)		(133)
Private Education Loans, net	$7,402		$5,991		$6,144
Percentage of Private Education Loans in repayment	51.4%		54.2%		41.3%
Delinquencies as a percentage of Private Education Loans in repayment	4.5%		5.2%		4.4%

(1)      Loans for borrowers who still may be attending school or engaging in other permitted educational activities and are not yet required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.

(2)      Loans for borrowers who have requested extension of grace period during employment transition or who have temporarily ceased making full payments due to hardship or other factors, consistent with the established loan program servicing policies and procedures.

(3)      The period of delinquency is based on the number of days scheduled payments are contractually past due.

	Managed Basis Private Education Loan Delinquencies
	June 30, 2005		March 31, 2005		June 30, 2004
	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$6,615		$6,191		$4,919
Loans in forbearance(2)	590		625		594
Loans in repayment and percentage of each status:
Loans current	6,505	92.9%	5,914	92.6%	4,564	92.6%
Loans delinquent 31-60 days(3)	229	3.2	205	3.2	152	3.1
Loans delinquent 61-90 days	104	1.5	110	1.7	85	1.7
Loans delinquent greater than 90 days	166	2.4	160	2.5	126	2.6
Total Private Education Loans in repayment	7,004	100.0%	6,389	100.0%	4,927	100.0%
Total Private Education Loans, gross	14,209		13,205		10,440
Private Education Loan unamortized discount	(391)		(346)		(266)
Total Private Education Loans	13,818		12,859		10,174
Private Education Loan allowance for losses	(319)		(341)		(288)
Private Education Loans, net	$13,499		$12,518		$9,886
Percentage of Private Education Loans in repayment	49.3%		48.4%		47.2%
Delinquencies as a percentage of Private Education Loans in repayment	7.1%		7.4%		7.4%

(1)                 Loans for borrowers who still may be attending school or engaging in other permitted educational activities and are not yet required to make payments on the loans, e.g., residency periods for medical students or a grace period for bar exam preparation.

(2)                 Loans for borrowers who have requested extension of grace period during employment transition or who have temporarily ceased making full payments due to hardship or other factors, consistent with the established loan program servicing policies and procedures.

(3)                 The period of delinquency is based on the number of days scheduled payments are contractually past due.

Forbearance—Managed Basis Private Education Loans

Private Education Loans are made to parent and student borrowers by our lender partners in accordance with our underwriting policies. These loans generally supplement federally guaranteed student loans, which are subject to federal lending caps. Private Education Loans are not guaranteed or insured against any loss of principal or interest. Traditional student borrowers use the proceeds of these loans to obtain higher education, which increases the likelihood of obtaining employment at higher income levels than would be available without the additional education. As a result, the borrowers’ repayment capability improves between the time the loan is made and the time they enter the post-education work force. We generally allow the loan repayment period on traditional Private Education Loans, except those generated by our SLM Financial subsidiary, to begin six to nine months after the student leaves school. This provides the borrower time to obtain a job to service his or her debt. For borrowers that need more time or experience other hardships, we permit additional delays in payment or partial payments (both referred to as forbearances) when we believe additional time will improve the borrower’s ability to repay the loan. Our policy does not grant any reduction in the repayment obligation (principal or interest) but does allow the borrower to stop or reduce monthly payments for an agreed period of time.

Forbearance is used most heavily immediately after the loan enters repayment. As indicated in the tables below showing the composition and status of the Managed Private Education Loan portfolio by number of months aged from the first date of repayment, the percentage of loans in forbearance decreases the longer the loans have been in repayment. At June 30, 2005, loans in forbearance as a percentage of loans in repayment and forbearance is 9.9 percent for loans that have been in repayment one to twenty-four months. The percentage drops to 3.4 percent for loans that have been in repayment more than 48 months. Approximately 74 percent of our Managed Private Education Loans in forbearance have been in repayment less than 24 months. These borrowers are essentially extending their grace period as they transition to the workforce. Forbearance continues to be a positive collection tool for the Private Education Loans as we believe it can provide the borrower with sufficient time to obtain employment and income to support his or her obligation. We consider the potential impact of forbearance in the determination of the loan loss reserves.

The tables below show the composition and status of the Private Education Loan portfolio by number of months aged from the first date of repayment:

	Months since entering repayment
June 30, 2005	1 to 24 months	25 to 48 months	More than 48 months	After June 30, 2005(1)	Total
Loans in-school/grace/deferment	$—	$—	$—	$6,615	$6,615
Loans in forbearance	437	106	47	—	590
Loans in repayment—current	3,728	1,515	1,262	—	6,505
Loans in repayment—delinquent 31-60 days	120	65	44	—	229
Loans in repayment—delinquent 61-90 days	57	30	17	—	104
Loans in repayment—delinquent greater than 90 days	80	55	31	—	166
Total	$4,422	$1,771	$1,401	$6,615	$14,209
Unamortized discount					(391)
Allowance for loan losses					(319)
Total Managed Private Education Loans, net					$13,499
Loans in forbearance as a percentage of loans in repayment and forbearance	9.9%	6.0%	3.4%	—%	7.8%

	Months since entering repayment
March 31, 2005	1 to 24 months	25 to 48 months	More than 48 months	After March 31, 2005(1)	Total
Loans in-school/grace/deferment	$—	$—	$—	$6,191	$6,191
Loans in forbearance	473	106	46	—	625
Loans in repayment—current	3,263	1,457	1,194	—	5,914
Loans in repayment—delinquent 31-60 days	109	57	39	—	205
Loans in repayment—delinquent 61-90 days	63	29	18	—	110
Loans in repayment—delinquent greater than 90 days	83	50	27	—	160
Total	$3,991	$1,699	$1,324	$6,191	$13,205
Unamortized discount					(346)
Allowance for loan losses					(341)
Total Managed Private Education Loans, net					$12,518
Loans in forbearance as a percentage of loans in repayment and forbearance	11.9%	6.2%	3.5%	—%	8.9%

	Months since entering repayment
June 30, 2004	1 to 24 months	25 to 48 months	More than 48 months	After June 30, 2004(1)	Total
Loans in-school/grace/deferment	$—	$—	$—	$4,919	$4,919
Loans in forbearance	426	111	57	—	594
Loans in repayment—current	2,443	1,159	962	—	4,564
Loans in repayment—delinquent 31-60 days	71	47	34	—	152
Loans in repayment—delinquent 61-90 days	39	26	20	—	85
Loans in repayment—delinquent greater than 90 days	53	40	33	—	126
Total	$3,032	$1,383	$1,106	$4,919	$10,440
Unamortized discount					(266)
Allowance for loan losses					(288)
Total Managed Private Education Loans, net					$9,886
Loans in forbearance as a percentage of loans in repayment and forbearance	14.1%	8.0%	5.2%	—%	10.8%

(1)                 Includes all loans in-school/grace/deferment.

Additionally, as indicated in the table below which breaks down the Managed Private Education Loans in forbearance by the cumulative number of months the borrower has used as of the dates indicated, 8 percent of borrowers currently in forbearance have deferred their loan repayment more than 24 months.

	June 30, 2005		March 31, 2005		June 30, 2004
	Forbearance Balance	% of Total	Forbearance Balance	% of Total	Forbearance Balance	% of Total
Cumulative number of months borrower has used forbearance
1 to 12 months	$426	72%	$440	70%	$390	66%
13 to 24 months	117	20	129	21	146	24
25 to 36 months	32	5	36	6	34	6
More than 36 months	15	3	20	3	24	4
Total	$590	100%	$625	100%	$594	100%

On a Managed Basis, loans in forbearance status decreased from 8.9 percent of loans in repayment and forbearance status at March 31, 2005 to 7.8 percent of loans in repayment and forbearance status at June 30, 2005. The ratio at June 30, 2004 was 10.8 percent. The decrease in the percentage of loans in forbearance status from the prior quarter is primarily due to seasonality. Also, since the third quarter of 2004, we have been performing a more robust evaluation of the borrower’s need and ability to benefit from a forbearance.

Other Income

The following table summarizes the components of other income for our Lending business segment for the quarters ended June 30, 2005, March 31, 2005 and June 30, 2004 and for the six months ended June 30, 2005 and 2004.

	Quarters ended			Six months ended
	June 30, 2005	March 31, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Late fees	$24	$20	$31	$44	$50
Gains on sales of mortgages and other loan fees	4	4	5	8	10
Other	8	11	12	20	17
Total other income	$36	$35	$48	$72	$77

Operating Expenses

Operating expenses for our Lending business segment include costs incurred to service our Managed student loan portfolio and acquire student loans, as well as other general and administrative expenses.

DEBT MANAGEMENT OPERATIONS (“DMO”) BUSINESS SEGMENT

The following table includes “core cash” measures for our DMO business segment.

	Quarters ended			Six months ended
	June 30, 2005	March 31, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Fee income	$82	$85	$70	$167	$150
Collections revenue	42	36	—	78	—
Total revenue	124	121	70	245	150
Operating expenses	66	64	32	130	64
Income before income taxes and minority interest in net earnings of subsidiaries	58	57	38	115	86
Income taxes	22	21	14	43	31
Income before minority interest in net earnings of subsidiaries	36	36	24	72	55
Minority interest in net earnings of subsidiaries	1	1	—	2	—
Net income	$35	$35	$24	$70	$55

DMO Revenue by Product

	Quarters ended			Six months ended
	June 30, 2005	March 31, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Purchase paper	$42	$36	$—	$78	$—
Contingency:
Contingency—Student loans(1)	63	66	58	129	126
Contingency—Other	9	10	3	18	6
Total contingency	72	76	61	147	132
Other(2)	10	9	9	20	18
Total	$124	$121	$70	$245	$150
USA Funds(3) business	$43	$45	$46	$89	$102
% of total DMO	35%	38%	66%	36%	68%

(1)                 Includes portfolio management business

(2)                 Includes default aversion fee (“DAF”) revenue, 1st party, and strategic finance income

(3)                 United Student Aid Funds, Inc. (“USA Funds”)

DMO revenue for the second quarter of 2005 increased by $54 million or 78 percent over the year-ago period, of which $42 million was generated by the purchase paper business of AFS, acquired in September of 2004. Contingency fee income increased by $11 million, or 18 percent, to $72 million for the second quarter of 2005 versus the year-ago period. The growth in contingency fee revenues was primarily driven by the contingency business of AFS.

Purchase Paper

	Quarters ended			Six months ended
	June 30, 2005	March 31, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Face value purchased	$444	$972	$—	$1,416	$—
Purchase price	41	25	—	65	—
% of face value purchased	9.2%	2.6%	—%	4.6%	—%
Gross Cash Collections (“GCC”)	$61	$57	$—	$118	$—
Purchase paper revenue	42	36	—	78	—
% of GCC	69%	63%	—%	66%	—%
Ending inventory	$74	$55	$—	$74	$—

The low relative purchase price to the principal purchased in the first quarter 2005 was due to a purchase of older receivables at a significant discount. The second quarter 2005 purchases reflect a higher concentration of younger receivables.

The amount of principal purchased and the purchase in any quarter is a function of a combination of factors including the average age of the portfolio, the type of receivable, and competition in the marketplace.

Contingency Inventory

The following table presents the outstanding inventory of loans that are currently being serviced through our DMO business.

	Quarters ended			Six months ended
	June 30, 2005	March 31, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Contingency:
Contingency—Student loans(1)	$7,307	$6,900	$6,590	$7,307	$6,590
Contingency—Other	2,028	1,929	974	2,028	974
Total	$9,335	$8,829	$7,564	$9,335	$7,564

(1)                 Includes portfolio management business

Operating Expenses

Operating expenses for our DMO business segment increased by $34 million, or 104 percent, to $66 million for the three months ended June 30, 2005 versus the year-ago period, primarily due to the inclusion of AFS operating expenses. The increase in DMO contingency fee expenses is consistent with the growth in revenue and accounts serviced, as a high percentage of DMO expenses are variable.

CORPORATE AND OTHER BUSINESS SEGMENT

The following table includes “core cash” measures for our Corporate and Other business segment.

	Quarters ended			Six months ended
	June 30, 2005	March 31, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Fee income	$26	$33	$23	$58	$58
Other income	29	32	24	61	54
Operating expenses	81	69	70	151	137
Loss before income taxes	(26)	(4)	(23)	(32)	(25)
Income tax benefit	(10)	—	(8)	(12)	(9)
Net loss	$(16)	$(4)	$(15)	$(20)	$(16)

Fee and Other Income

The following table summarizes the components of fee and other income for our Corporate and Other business segment for the quarters ended June 30, 2005, March 31, 2005 and June 30, 2004 and for the six months ended June 30, 2005 and 2004.

	Quarters ended			Six months ended
	June 30, 2005	March 31, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Guarantor servicing fees	$26	$33	$23	$58	$58
Loan servicing fees	12	13	11	25	24
Other	17	19	13	36	30
Total fee and other income	$55	$65	$47	$119	$112

The decrease in guarantor servicing fees is primarily due to the seasonality of the issuance fee.

USA Funds, the nation’s largest guarantee agency, accounted for 82 percent, 87 percent and 84 percent, respectively, of guarantor servicing fees for the quarters ended June 30, 2005, March 31, 2005 and

June 30, 2004, and 84 percent and 88 percent, respectively, for the six months ended June 30, 2005 and 2004. Also, 15 percent, 10 percent, and 7 percent, respectively, of revenues included in other income were earned from USA Funds for the quarters ended June 30, 2005, March 31, 2005 and June 30, 2004.

Operating Expenses

Operating expenses for our Corporate and Other business segment include costs incurred to service loans for unrelated third parties and to perform guarantor servicing on behalf of guarantee agencies, and general and administrative expenses associated with these businesses. Operating expenses also include unallocated corporate overhead expenses which include centralized headquarters functions such as executive management, accounting and finance, human resources and marketing. Our corporate overhead also includes a portion of information technology expenses related to these functions. The increase in operating expenses in the second quarter of 2005 was mainly due to a $14 million net settlement in the CLC lawsuit.

RECENT DEVELOPMENTS

On May 20, 2005, the Company settled a lawsuit originally filed by College Loan Corporation in September 2002. The lawsuit challenged the Company’s practices in interpreting the single holder rule, which provides that borrowers who have a single lender under the FFELP must first seek a Consolidation Loan from that lender.

The settlement agreement includes a $14 million payment by the Company, net of an insurance payment. The agreement does not constitute any admission of liability by the Company and does not require the Company to change its current practice related to the single holder rule, absent any legislative or regulatory change.